Exhibit 3.18

2541499

FILED DMR
In the office of the Secretary of State of the State of California
JUN 19 2003

/s/ Kevin Shelley
KEVIN SHELLEY. Secretary of State

ARTICLES OF INCORPORATION

OF

PORTSMOUTH ACQUISITION CO.

ARTICLE I

The name of the corporation is Portsmouth Acquisition Co.

ARTICLE II

The name of the initial agent for service of process is CT Corporation System

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE IV

The total number of shares of stock of all classes that the corporation shall have the authority to issue is one thousand (1,000) shares, all of which are to be shares of common stock, par value $0.01 per share (“Common Stock”).

Except as otherwise specifically required by law, the exclusive voting power of the corporation shall be vested in the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote on all matters to be voted on by the shareholders of the corporation.

ARTICLE V

In furtherance and not in limitation of the powers confirmed by the laws of the State of California, the Board of Directors is expressly authorized and empowered to adopt and amend and repeal the bylaws of the corporation, subject to the power of the shareholders of the corporation to adopt, amend or repeal any bylaw made by the Board of Directors.

ARTICLE VI

Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE VII

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law, as the same now exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission prior to such amendment, modification or repeal.

/s/ W. Cleland Dade
W. Cleland Dade INCORPORATOR